Exhibit 99.1

For Immediate Release		Corporate Headquarters 40W267 Keslinger Road PO Box 393

For Details Contact:		LaFox, IL 60147-0393
Edward J. Richardson	Kathleen S. Dvorak	USA
Chairman and CEO	EVP & CFO	Phone:	(630) 208-2200
Phone: (630) 208-2340	(630) 208-2208	Fax:	(630) 208-2550
E-mail: info@rell.com

RICHARDSON ELECTRONICS COMPLETES THE SALE OF ITS

RF, WIRELESS AND POWER DIVISION

TO ARROW ELECTRONICS, INC.

LaFox, IL, March 1, 2011 – Richardson Electronics, Ltd. (NASDAQ: RELL) today announced that it has completed the sale of its RF, Wireless and Power Division (RFPD) and certain other assets to Arrow Electronics, Inc. (NYSE: ARW) for $238.8 million in cash, subject to a post-closing working capital adjustment.

RFPD is a leading global provider of engineered solutions and a global distributor of electronic components to the RF and wireless communications market and the industrial power conversion market. RFPD designs, manufactures and distributes discrete devices, components, and assemblies used in RF and wireless infrastructure communications networks, digital broadcasting, defense applications and power conversion. Revenues for RFPD were $356 million in fiscal year 2010.

“We are pleased to have completed the sale of our RFPD division to Arrow. This transaction provides an excellent return on our investment. We will now focus on realigning our cost structure to fit the remaining businesses while we begin executing our growth strategy,” said Edward J. Richardson, Chairman and CEO of Richardson Electronics, Ltd.

ABOUT RICHARDSON ELECTRONICS, LTD.

Richardson Electronics, Ltd. is a global provider of engineered solutions and a global distributor of electronic components to the electron device and display systems markets. Utilizing its core engineering and manufacturing capabilities, the Company’s strategy is to provide specialized technical expertise and value-add, or “engineered solutions.” The Company provides solutions and adds value through design-in support, systems integration, prototype design and manufacturing, testing and logistics for end products of its customers. More information is available online at www.rell.com.

Richardson Electronics common stock trades on the NASDAQ Global Select Market under the ticker symbol RELL.